EXHIBIT 99.1

California Pizza Kitchen Reports Preliminary Fourth Quarter Results; Comparable Store Sales Increase 7.7%; Guidance Raised to $0.32 Per Fully Diluted Share

    LOS ANGELES--(BUSINESS WIRE)--Jan. 11, 2005--

   Management to Present at the 2005 ICR XChange on January 13, 2005

    California Pizza Kitchen, Inc., (Nasdaq:CPKI) announced today that revenues increased 19.8% to $115.1 million for the fourth quarter ended January 2, 2005 versus $96.1 million in the fourth quarter of 2003. The Company had an additional week in fiscal 2004 (a 53-week year versus a 52-week year) which is reflected in the fourth quarter revenues noted above.
    Eighteen month comparable store sales increased approximately 7.7% compared to 4.0% in the fourth quarter a year ago. Twelve month comparable store sales increased 6.3% and 2.8% for the fourth quarter of 2004 and 2003, respectively.
    On its October 21, 2004 conference call, the Company forecasted a fourth quarter comparable store sales increase of approximately 5.5% with a corresponding earnings per fully diluted share of $0.30. Based on fourth quarter comparable store sales results, however, management is now comfortable increasing its estimated earnings to $0.32 per fully diluted share.
    The Company intends to release its fourth quarter and fiscal year earnings on February 3, 2005 at approximately 4:00 pm EST with a conference call to follow at approximately 5:00 pm EST. Management will specifically address first quarter guidance at that time. A webcast of the conference call can be accessed at www.cpk.com.
    The Company also announced today that Co-CEO, Rick Rosenfield, and Chief Financial Officer, Sue Collyns, will address the investment community at the ICR XChange on January 13, 2005 at 6:15 pm EST. Interested parties can listen to an audio webcast of the ICR XChange presentation by going to www.cpk.com. The replay of the presentation will be available by the end of the day and will be archived for 30 days.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive appetizers, pastas, salads, soups and sandwiches. The average guest check is approximately $11.96. The chain operates, licenses or franchises 170 restaurants as of January 11, 2005, of which 140 are company-owned and 30 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media) or Sue Collyns (investors)
             310-342-5000